EXHIBIT 23.2



                    CONSENT OF INDEPENDENT ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated April 15, 1999 on the financial statements of Greka Energy Inc. as of and for the year ended December 31, 1998 and our report dated April 15, 1999 on the financial statements of Saba Petroleum Company as of and for the year ended December 31, 1998, both included in GREKA Energy Inc.'s for the year ended December 31, 1998 and to all references to our Firm included in this registration statment.


/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP
May 14, 1999